As filed with the Securities and Exchange Commission on December 5, 2001
                                                      Registration No. 333-40834


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 ---------------
                                 AMENDMENT NO. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                                 ---------------

                           PARAGON TECHNOLOGIES, INC.
               (Exact Name of Registrant as Specified in Charter)

         PENNSYLVANIA                       3535                       22-1643428
(State or other jurisdiction of  (Primary standard industrial  (IRS employer identification
 incorporation or organization)    classification code no.)              number)


                                600 Kuebler Road
                           Easton, Pennsylvania 18040
                                 (610) 252-3205
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

                                ----------------

                               Ronald J. Semanick
                             Chief Financial Officer
                           Paragon Technologies, Inc.
                                600 Kuebler Road
                           Easton, Pennsylvania 18040
                                 (610) 252-3205
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                           Jeffery P. Libson, Esquire
                               Pepper Hamilton LLP
                         1235 Westlakes Drive, Suite 400
                         Berwyn, Pennsylvania 19312-2401
                                 (610) 640-7800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                         CALCULATION OF REGISTRATION FEE



                                                          Proposed           Proposed
                                                           Maximum            Maximum
      Title of Each Class               Amount          Offering Price       Aggregate           Amount of
  Securities to be Registered     to be Registered(1)   Per Security(2)   Offering Price(2)   Registration Fee
-------------------------------   -------------------   ---------------   -----------------   ----------------

Common Stock, $1.00 par value            741,681             $8.05           $5,970,532            $1,427

(1) Includes an indeterminate number of shares of Paragon Technologies, Inc. common stock that may be issuable by reason of stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of our common stock on the American Stock Exchange on December 3, 2001. A filing fee of $299 was paid with respect to 148,784 shares upon the initial filing of this Registration Statement.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  Subject to Completion, dated December 5, 2001

PROSPECTUS

                           PARAGON TECHNOLOGIES, INC.

                                     741,681

                             SHARES OF COMMON STOCK

         This prospectus relates to the resale of common stock that we issued and may issue to the selling stockholders listed on page 11. We will not receive any proceeds from the sale of the shares by the selling stockholders.

         The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer the common stock through public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

         Our common stock is listed on the American Stock Exchange under the symbol "PTG." On December 3, 2001 the reported last sale price of our common stock on the American Stock Exchange was $8.09 per share.

                                 ---------------

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                 ---------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                 The date of this prospectus is December , 2001

                                TABLE OF CONTENTS
                                                                            Page
Who We Are.....................................................................3
Risk Factors...................................................................4
Special Note Regarding Forward-Looking Statements..............................8
Use of Proceeds................................................................9
Selling Stockholders...........................................................9
Plan of Distribution..........................................................10
Legal Matters.................................................................12
Experts.......................................................................12
Additional Information........................................................12

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                                   WHO WE ARE

         Paragon Technologies, Inc., provides a variety of materials handling solutions, including systems technologies, products and services under the SI Systems and Ermanco brands.

         Our Easton, Pennsylvania operations is a systems integrator supplying SI Systems branded automated materials handling systems to manufacturing, order selection, and distribution operations. The systems are designed, sold, manufactured, installed, and serviced by our staff or our agents, generally as labor-saving devices to improve productivity and reduce costs. SI Systems' branded products are utilized to automate the movement or selection of products and are often integrated with the automated equipment, such as conveyors and robots. SI Systems' branded integrated materials handling solutions involve both standard and specially designed components and include integration of non-proprietary automated handling technologies so as to provide solutions for our customers' unique materials handling needs. SI Systems' develops and designs computer control programs required for the efficient operation of the systems. SI Systems branded products are sold to customers located in North America, including the U.S. government.

         Our Spring Lake, Michigan operations is a manufacturer of Ermanco branded light to medium duty unit handling conveyor products, serving the materials handling industry through local independent distributors in North America. Ermanco also provides complete conveyor systems for a variety of applications, including distribution and manufacture of computers and electronic products, utilizing primarily its own manufactured conveyor products, engineering services by its own staff or subcontractors, and subcontracted installation services. Ermanco supplies materials handling systems and equipment to both national and international markets. Ermanco offers services ranging from the delivery of basic transportation conveyors to turnkey installations of complex, fully automated work-in-process production lines and distribution centers, utilizing sophisticated, custom-designed control software.

         We have also entered into two joint ventures. SI/BAKER, INC. is a joint venture with McKesson Automation Systems Inc. which designs and installs computer controlled, fully automated, integrated systems for managed care pharmacy and central fill pharmacy operations. SI-Egemin N.V. is a joint venture with a Belgian company. SI-Egemin N.V. targets the segment of the worldwide materials handling systems market which involves the horizontal transport of products throughout the systems' operation, with the exception of territorial exclusions for the sale of the Lo-Tow and Cartrac products in the United States, Canada, Mexico, Europe and Turkey.

         We are holding a special meeting of shareholders on December 6, 2001 for the purpose of reincorporating from Pennsylvania to Delaware. In the event the shareholders approve the reincorporation merger, we will operate under the corporate laws of the state of Delaware. A description of the differences between the corporate laws of the Commonwealth of Pennsylvania and the State of Delaware, along with other important information about the reincorporation, is located in the proxy statement filed with the Securities and Exchange Commission on November 8, 2001 which is incorporated herein by reference.

                                  RISK FACTORS

         You should carefully consider the risks described below, along with the other information contained or incorporated by reference in this prospectus, before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

         Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.


Sales of our products depend on the capital spending decisions of our customers.

         Automated, integrated materials handling systems using our products can range in price from $100,000 to several million dollars. Accordingly, purchases of our products represent a substantial capital investment by our customers, and our success depends directly on their capital expenditure budgets. Our future operations may be subject to substantial fluctuations as a consequence of domestic and foreign economic conditions, industry patterns and other factors affecting capital spending.

         The current domestic and international economic conditions in our major markets for SI Systems product lines, such as the electronics, telecommunications, semiconductor, appliance, pharmaceutical, food processing and automotive components industries, have resulted in cutbacks in capital spending which has caused a direct, material adverse impact on our product sales. Sales of our SI Systems product lines decreased from $23,163,000 for the nine months ended September 30, 2000 to $14,751,000 for the nine months ended September 30, 2001. SI Systems' business is dependent upon a limited number of large contracts with a limited number of customers. This dependence can cause unexpected fluctuations in sales volume. Along with sales recognized on the percentage of completion accounting method, the monthly rate of new orders can also vary substantially, causing fluctuations in the current backlog of orders and future revenue recognition. Various external factors affect the customers' decision-making process on expanding or upgrading their current production or distribution sites. The customers' timing and placement of new orders is often affected by factors, such as the current economy, current interest rates, and future expectations. We cannot estimate when or if a sustained revival in the markets for our SI Systems product lines will occur. If we are unable to increase sales of our SI Systems products, our revenues will continue to be adversely affected.

We are dependent upon a limited number of large contracts, including one large contract with a federal government agency.

         We are dependent upon a limited number of large contracts from large domestic corporations and a federal government agency. This dependence can cause unexpected fluctuations in sales volume and operating results from period to period. In the fiscal year ended December 31, 2000, two customers accounted for revenues of $10,979,000 or 17.1% and $8,157,000 or 12.7%, respectively. In the ten months ended December 31, 1999, two customers accounted for revenues of $11,565,000 or 28.1 % and $6,600,000 or 16.1%, respectively. In the fiscal year ended February 28, 1999, three customers accounted for revenues of $8,586,000 or 21.7%, $4,347,000 or 11.0%, and $4,103,000 or 10.4%, respectively. No other customer accounted for over 10% of revenues.

         We received $8,157,000 or 12.7% of our revenues from sales to government agencies in the fiscal year ended December 31, 2000. One federal agency represented approximately $7,425,000 or 11.5% of our revenues for this period. Accordingly, our revenues could decline as a result of government spending cuts, general budgetary constraints and the complex and competitive government procurement processes.

Our restructuring plan may result in additional costs and may not achieve the intended benefits.

         In connection with our June 2001 restructuring plan, we recorded expenses of approximately $1,538,000 based on our estimates as to the scope, cost and timing of various components of the plan. We are currently implementing the various steps contained in the restructuring plan, and the final cost of fully implementing the plan may ultimately exceed this amount. We previously initiated restructuring efforts in November 1999 and February 2000 which reduced personnel and positively contributed to our calendar year 2000 results. If we find that our current restructuring efforts are insufficient to help us achieve greater profitability, we may implement additional restructuring efforts. Our restructuring efforts to date and any future restructuring efforts have placed, and may continue to place, a significant strain on our managerial, operational, financial and other resources. Additionally, the restructuring may negatively affect our employee turnover, recruiting and retention of employees.

         As part of our restructuring plan, we have discontinued production operations at our Easton, Pennsylvania facility and utilize subcontractors. Our relationship with some of our customers may be damaged if we cannot locate subcontractors to complete projects in a timely and cost-effective manner.

         We cannot assure you that these cost saving measures will increase productivity nor that the expected net savings will occur during this fiscal year or at any other time in the expected amounts, if at all. In fact, our cost saving measures could adversely affect our revenue, as it could create inefficiencies in our business operations, result in project disruptions and limit our ability to expand and grow our business.


The terms of our outstanding indebtedness impose restrictions that may limit our operating and financial flexibility.


         The terms of the instruments governing our outstanding indebtedness, including our credit facility and term loan, restrict our ability to incur additional liens and debt or debt guarantees, pay dividends, make redemptions and repurchases of capital stock, make loans, investments and capital expenditures, prepay, redeem or repurchase subordinated debt, engage in mergers, consolidations, asset dispositions, sale-leaseback transactions and affiliate transactions, change our business, amend certain debt and other material agreements, enter into joint ventures, issue and sell capital stock of subsidiaries, restrict distributions from subsidiaries and grant negative pledges to other creditors.


         Moreover, if we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lender, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable and our lender could foreclose upon substantially all of our assets. If acceleration occurs, we may not be able to repay our debt and we may not be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us. If we were required to obtain waivers of defaults, we may incur significant fees and transaction costs. In the third quarter of 2001, we were required to obtain waivers of compliance with, and modifications to, financial covenants contained in our credit facility and term loan agreements. In connection with obtaining these waivers and modifications, we agreed to pay an increased interest rate on the remaining outstanding debt obligations. As of the date hereof, we are in compliance with the amended covenants.


Our contracts with government agencies are subject to adjustment pursuant to federal regulations.

         Each of our contracts with federal agencies include various federal regulations that impose certain requirements on us, including the ability of the government agency or general contractor to alter the price, quantity or delivery schedule of our products. In addition, the government agency retains the right to terminate the contract at any time at its convenience. Upon alteration or termination of these contracts, we would normally be entitled to an equitable adjustment to the contract price so that we may receive the purchase price for items we have delivered and reimbursement for allowable costs we have incurred. A portion of our backlog is from government-related contracts. Accordingly, because these contracts can be terminated, we cannot assure you that our backlog will result in sales. We have not previously experienced material adjustments or terminations of government contacts.

We must accurately estimate our costs prior to entering into contracts on a fixed price basis.

         We frequently enter into contracts with our customers on a fixed price basis. In order to realize a profit on these contracts, we must accurately estimate the costs we will incur in completing the contract. Estimating costs for complex systems is more difficult. We believe that we have the ability to reasonably estimate the total costs and applicable gross profit margins at the inception of both typical and more complex systems. Our failure to estimate accurately can result in cost overruns which will result in the loss of profits, as occurred in 1999 when we determined that we had significantly underestimated the costs involved principally in four major contracts.

         At times, uncertainty exists with respect to the resources required to accomplish the contractual scope of work dealing with the final integration of state-of-the-art automated materials handling systems. As a result of past experience with cost overruns, we have established enhanced business controls, estimating, and procurement disciplines to attempt to reduce future cost overruns. Additional cost overruns in the future could result in reduced revenues and earnings.

We face intense competition, which could result in our loss of customers.

         The markets in which we compete are highly competitive. We compete with a number of different manufacturers, both domestically and abroad, with respect to each of our products and services. Some of our competitors have greater financial and other resources than we do. Our ability to compete depends on factors both within and outside our control, including:

         o   product availability, performance and price;

         o   product brand recognition;

         o   distribution and customer support;

         o   the timing and success of our newly developed products; and

         o the timing and success of newly developed products by our competitors.

         These factors could possibly limit our ability to compete successfully.

We may lose market share if we are not able to develop new products or enhance our existing products.

         Our ability to remain competitive and our future success depends greatly upon the technological quality of our products and processes relative to those of our competitors. We may need to develop new and enhanced products and to introduce these new products at competitive prices and on a timely and cost-effective basis. We may not be successful in selecting, developing and manufacturing new products or in enhancing our existing products on a timely basis or at all. Our new or enhanced products may not achieve market acceptance. If we cannot successfully develop and manufacture new products, timely enhance our existing technologies, or meet customers' technical specifications for any new products, our products could lose market share, our revenues and profits could decline, and we could experience operating losses. New technology or product introductions by our competitors could also cause a decline in sales or loss of market share for our existing products or force us to significantly reduce the prices of our existing products.

         From time to time, we have experienced and will likely continue to experience delays in the introduction of new products. We have also experienced and may continue to experience technical and manufacturing difficulties with introductions of new products and enhancements. Any failure by us to develop, manufacture and sell new products in quantities sufficient to offset a decline in revenues from existing products or to manage product and related inventory transitions successfully could harm our business. Our success in developing, introducing, selling and supporting new and enhanced products depends upon a variety of factors, including timely and efficient completion of hardware and software design and development, timely and efficient implementation of manufacturing processes and effective sales, marketing and customer service.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our business.

         We are highly dependent upon the continuing contributions of our key management, sales, and product development personnel. The loss of the services of any of our senior managerial, technical or sales personnel could have a material adverse effect on our business, financial condition, and results of operations. We maintain employment contracts with William R. Johnson, Leon C. Kirschner and several other members of our senior management. We do not maintain key man life insurance on the lives of any of our key personnel. Our future success also heavily depends on our continuing ability to attract, retain, and motivate highly qualified managerial, technical and sales personnel. Our inability to recruit and train adequate numbers of qualified personnel on a timely basis could adversely affect our ability to design, manufacture, market and support our products.

We may face costly intellectual property infringement claims.

         On a few occasions, we have received communications from third parties asserting that we are infringing certain patents and other intellectual property rights of others or seeking indemnification against the alleged infringement. As claims arise, we evaluate their merits. Any claims of infringement brought by third parties could result in protracted and costly litigation, in our paying damages for infringement, and in the need for us to obtain a license relating to one or more of our products or current or future technologies. Such a license may not be available on commercially reasonable terms or at all. Litigation, which could result in substantial cost to us and diversion of our resources, may be necessary to enforce our patents or other intellectual property rights or to defend us against claimed infringement of the rights of others. Any intellectual property litigation and the failure to obtain necessary licenses or other rights could have a material adverse effect on our business, financial condition and results of operations.

Our failure to protect our intellectual property and proprietary technology may significantly impair our competitive advantage.

         Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. We cannot be certain that the steps we have taken to prevent the misappropriation of our intellectual property are adequate, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. We rely on a combination of patent, copyright and trade secret protection and nondisclosure agreements to protect our proprietary rights. However, we cannot be certain that patent and copyright law and trade secret protection will be adequate to deter misappropriation of our technology, that any patents issued to us will not be challenged, invalidated or circumvented, that the rights granted thereunder will provide competitive advantages to us, or that the claims under any patent application will be allowed. We may be subject to or may initiate interference proceedings in the United States Patent and Trademark Office, which can demand significant financial and management resources. The process of seeking patent protection can be time-consuming and expensive, and there can be no assurance that patents will issue from currently pending or future applications or that our existing patents or any new patents that may be issued will be sufficient in scope or strength to provide meaningful protection or any commercial advantage to us.

         We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of our competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

New software products may contain defects that could result in expensive and time-consuming design modifications or large warranty charges, damage customer relationships and result in loss of market share.

         New software products or enhancements may contain errors or performance problems when first introduced, when new versions or enhancements are released or even after such products or enhancements have been used in the marketplace for a period of time. Despite our testing, product defects may be discovered only after a product has been installed and used by customers. Errors and performance problems may be discovered in future shipments of our products. These errors could result in expensive and time-consuming design modifications or large warranty charges, damage customer relationships and result in loss of market share. To date, there have been no known defects in the Company's software products which materially affected the Company's operations.

We rely on distributors to sell many of Ermanco's products.

         We believe that our ability to sell Ermanco's products through distributors will continue to be important to our success. Historically, between 80% to 90% of our sales of Ermanco products are to distributors that specialize in materials handling equipment. Our relationships with distributors are generally not exclusive, and some of our distributors may expend a significant amount of effort or give higher priority to selling products of our competitors. In the future, any of these distributors may discontinue their relationships with us or form additional competing arrangements with our competitors. Although to date none of our distributors has accounted for a material percentage of our revenues, the loss of, or a significant reduction in revenues from, distributors to which we sell a significant amount of our product could have a material adverse effect on our results of operations.

         As we enter new geographic and applications markets, we must locate distributors to assist us in building sales in those markets. We may not be successful in obtaining effective new distributors or in maintaining sales relationships with them. If a number of our distributors experience financial problems, terminate their relationships with us or substantially reduce the amount of our products they sell, or if we fail to build an effective systems integrator channel in any new markets, our revenues and operating results would be materially adversely affected.


The  concentration  of  ownership  of our  stock  could  limit  the  ability  of
stockholders   to  influence  the  outcome  of  director   elections  and  other
transactions submitted for a vote of our stockholders.

         Our officers and directors and their affiliates together control approximately 24% of our outstanding voting power. Consequently, these stockholders, if they act together, may be able to exert influence over matters requiring stockholder approval, including the election of directors and other significant corporate transactions.


We may be subject to product liability claims, which can be expensive, difficult to defend and may result in large judgments or settlements against us.

         On a few occasions, we have received communications from third parties asserting that our products have caused bodily injury to others. Product liability claims can be expensive, difficult to defend and may result in large judgments or settlements against us. In addition, third party collaborators and licensees may not protect us from product liability claims. Although we maintain product liability insurance in the amount of approximately $26 million, claims could exceed the coverage obtained. A successful product liability claim in excess of our insurance coverage could harm our financial condition and results of operations. In addition, any successful claim may prevent us from obtaining adequate product liability insurance in the future on commercially desirable terms. Even if a claim is not successful, defending such a claim may be time-consuming.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements in the sections entitled "Who We Are" and "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or the negative of such terms or other comparable terminology.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements. We do not assume responsibility for the accuracy and completeness of the forward-looking statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform them to actual results, except as required by the federal securities laws.

                                 USE OF PROCEEDS

         All common stock is being sold by the selling stockholders or by their pledgees, donees, transferors or other successors in interest. We will not receive any proceeds from the sale by any selling stockholders of common stock.

                              SELLING STOCKHOLDERS

         We issued 481,284 shares of common stock in connection with our acquisition of Ermanco Incorporated on September 30, 1999, of which 441,284 are being registered for resale pursuant to this registration statement. We have also issued 19,917 shares of our common stock as payment of interest payable to the holders of notes in the principal amount of $3,000,000 issued in connection with the acquisition of Ermanco Incorporated. Interest is payable quarterly, in arrears, at a rate equal to ten percent per annum in the first three years following the merger, twelve percent per annum in years four and five and fourteen percent per annum in years six and seven. Interest payments are made on the last day of March, June, September and December. We are registering an additional 280,480 shares which may be issued as payment of future interest obligations pursuant to the terms of the notes.

         Each of the selling stockholders, except Steven Shulman, has been an employee of Ermanco Incorporated. Steven Shulman, serves as one of our directors, Leon C. Kirschner serves as our Chief Operating Officer, President of Ermanco Incorporated and one of our directors, Lee F. Schomberg serves as our Vice President - Marketing and Gordon A. Hellberg serves as our Vice President - Sales.

         We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may, or may not, sell all or any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that will be held by the selling stockholders after completion of the offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

         The following table sets forth, to our knowledge, certain information regarding the beneficial ownership of the shares of common stock by the selling stockholders as of October 31, 2001. Beneficial ownership is calculated based upon SEC requirements and is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, each stockholder named in this table has sole voting and investment power with respect to all shares beneficially owned. The presentation is based on 4,221,635 shares of our common stock outstanding as of October 31, 2001:

                                                            Shares                                     Shares
                                                      Beneficially Owned                           Beneficially Owned
                                                       Prior to Offering           Number of         After Offering
                                                    ------------------------     Shares Being     -------------------
Name of Selling Stockholder                         Number        Percentage      Offered(1)      Number      Percent
---------------------------                         ------        ----------      ----------      ------      -------
Steven Shulman.............................         191,038          4.53             191,038         0            0
Leon C. Kirschner..........................         167,302          3.96             167,302         0            0
Thomas C. Hubbell..........................          29,442           *                29,442         0            0
Lee F. Schomberg...........................          28,748           *                28,748         0            0
Guy G. Hollister...........................           9,351           *                 9,351         0            0
Wilton W. Wyman, Jr........................           9,005           *                 9,005         0            0
Gordon A. Hellberg.........................           6,234           *                 6,234         0            0
Andrew Knaut...............................           4,502           *                 4,502         0            0
Thomas L. Bergy............................           4,155           *                 4,155         0            0
Robert R. Nezbeth..........................           4,155           *                 4,155         0            0
Donald H. Kloosterhouse....................           3,463           *                 3,463         0            0
James J. Bronsema..........................           2,770           *                 2,770         0            0
John R. Planteroth.........................             691           *                   691         0            0
William C. Pipp............................             345           *                   345         0            0
                                                        ---           -                   ---         -            -
Total......................................         461,201         10.92           461,201           0            0

* Less than one percent.

(1) The number of shares listed does not include shares to be issued in the future as interest payments.

------------------------
         We prepared this table based on the information supplied to us by the selling stockholders named in the table.


                              PLAN OF DISTRIBUTION

         The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholders as a pledge, gift or other non-sale related transfer. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

         The selling stockholders will act independently of the company in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions, including pursuant to one or more of the following methods:

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

         - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - an over-the-counter distribution in accordance with the rules of the American Stock Exchange; and

         -    in privately negotiated transactions.

         In connection with distributions of the shares or otherwise, the selling stockholders may:

         - enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

         - sell the shares short and redeliver the shares to close out such short positions;

         - enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

         - pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

         In addition, the selling stockholders may sell any shares that qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended, under Rule 144 rather than pursuant to this prospectus.

         In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale.

         In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

         In order to comply with the securities laws of certain states, the shares must be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         At the time a particular offer of shares is made, if required, we will distribute a prospectus supplement that will set forth:

         -    the number of shares being offered;

         - the terms of the offering, including the name of any underwriter, dealer or agent;

         -    the purchase price paid by any underwriter;

         -    any discount, commission and other underwriter compensation;

         - any discount, commission or concession allowed or reallowed or paid to any dealer; and

         -    the proposed selling price to the public.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

         We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to the registration statement, or (ii) the first anniversary of the effective date of this prospectus, plus any periods during which the selling stockholders were not permitted to sell the shares covered by this prospectus.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon by Pepper Hamilton LLP, Berwyn, Pennsylvania.

                                     EXPERTS

         The consolidated financial statements and schedule of Paragon Technologies, Inc. as of December 31, 2000 and 1999, and for the year ended December 31, 2000, the ten months ended December 31, 1999 and the year ended February 28, 1999, and the financial statements of SI/BAKER, INC. as of December 31, 2000 and 1999 and for the year ended December 31, 2000, the ten months ended December 31, 1999 and the year ended February 28, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Ermanco Incorporated as of September 30, 1999 and 1998 and for each of the three years in the period ended September 30, 1999 appearing in Paragon Technologies, Inc. (formerly SI Handling Systems, Inc.) Current Reports on Form 8-K/A dated December 17, 1999 and December 14, 1999 have been audited by Ernst & Young LLP, as set forth in their report included therein and incorporated herein by reference. Such financial statements referred to above are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         A registration statement on Form S-3 with respect to the shares offered hereby (together with any amendments, exhibits and schedules thereto) has been filed with the Securities and Exchange Commission under the Securities Act. This prospectus does not contain all of the information contained in such registration statement on Form S-3, certain portions of which have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission. For further information with respect to Paragon Technologies, Inc. and the shares offered hereby, reference is made to the registration statement on Form S-3. Statements contained in this prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract of document filed as an exhibit to the registration statement on Form S-3. The registration statement may be inspected without charge at the Securities and Exchange Commission's principal office in Washington D.C., and copies of all of any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington D.C., 20549, upon payment of prescribed fees.

         We also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and 223 Broadway, Woolworth Building, New York, NY 10279.

         Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

         The Securities and Exchange Commission allows us to incorporate by reference information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us, our business and our finances.

         The documents that we are incorporating by reference are:

         1. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

         2. Our Annual Report on Form 10-K for the twelve months ended December 31, 2000 as amended;

         3. Our Current Reports on Form 8-K/A filed with the Securities and Exchange Commission on December 14, 1999 and December 17, 1999.

         4. Our Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on November 8, 2001.

         5. The description of our common stock contained in the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on March 8, 2000.

         Any documents which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

         If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document. You should address written requests for documents to Ronald J. Semanick, Chief Financial Officer, Paragon Technologies, Inc., 600 Kuebler Road, Easton, Pennsylvania 18040, (610) 252-3205.

         We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-Q, 8-K and 10-K reports to the Securities and Exchange Commission. Also note that we provide a cautionary discussion of risks and uncertainties relevant to our business in the "Risk Factors" section of this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                     Part II

                     Information Not Required In Prospectus

Item 14.      Other Expenses of Issuance and Distribution

         The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby:

         SEC registration fee........................................$  1,427.00
         Legal fees and expenses....................................    9,000.00
         Accounting fees and expenses................................   8,000.00
         Miscellaneous fees and expenses.............................   2,000.00
                                                                        --------

                  TOTAL .............................................$ 20,427.00

         All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee.


Item 15.      Indemnification of Directors and Officers

         Subchapter D of Chapter 17 of the PBCL provides in general that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (including actions by or in the right of the corporation) by reason of the fact that he or she is or was a representative of or serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action or proceeding if he or she is determined by the board of directors, or in certain circumstances by independent legal counsel to the shareholders, to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reason to believe his conduct was unlawful. In the case of actions by or in the right of the corporation, indemnification is not permitted in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation except to the extent a court determines that the person is fairly and reasonably entitled to indemnification. In any case, to the extent that the person has been successful on the merits or otherwise in defense of any claim, issue or matter, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. Subchapter D of Chapter 17 also provides that the indemnification permitted or required thereby is not exclusive of any other rights to which a person seeking indemnification may be entitled.

         Section 7.02 of Paragon Technologies, Inc.'s Bylaws provides for the indemnification, to the full extent authorized by the Pennsylvania Business Corporation Law, of any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his testator or intestate, is or was a director, officer or employee of Paragon or any predecessor of Paragon, or serves or served any other enterprise as a director, officer or employee at the request of Paragon or any predecessor of Paragon provided, however, that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         The Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


Item 16.      List of Exhibits

The exhibits filed as part of this registration statement are as follows:

    Exhibit          Description
----------------     ---------------------------------------------------------------------------------------------
        5.1          Opinion of Pepper Hamilton LLP regarding legality of securities being registered
      10.1*          Form of Registration Rights Agreement
    10.2(1)          Stock Purchase Agreement, dated as of August 6, 1999 among SI Handling Systems, Inc., Ermanco
                     Incorporated, and the Stockholders of Ermanco Incorporated
       23.1          Consent of KPMG LLP
       23.2          Consent of Pepper Hamilton LLP (included in its Opinion filed as Exhibit 5.1 hereto)
       23.3          Consent of Ernst & Young LLP
      24.1*          Powers of Attorney (included on signature page)

*    Previously filed

(1) Incorporated by reference to exhibits filed with the registrant's Quarterly Report on Form 10-Q for the Quarter Ended August 29, 1999


Item 17.      Undertakings

 The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraph (1)(i) and 1(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Easton, Pennsylvania on December 5, 2001.

                                           Paragon Technologies, Inc.

                                           By /s/ William R. Johnson
                                              -----------------------
                                           William R. Johnson
                                           President and Chief Executive Officer


               Signature                                          Title                                       Date
----------------------------------------    ---------------------------------------------------    ---------------------------
/s/ *                                       Chairman of the Board of Directors                          December 5, 2001
-----
Elmer D. Gates

/s/ William R. Johnson                      President, Chief Executive Officer and Director             December 5, 2001
----------------------                      (Principal Executive Officer)
William R. Johnson

/s/ *                                       Vice President, Chief Financial Officer and                 December 5, 2001
-----                                       Treasurer (Principal Financial and Accounting
Ronald J. Semanick                          Officer)


/s/ *                                       Chief Operating Officer, President of Ermanco               December 5, 2001
-----                                       Incorporated and Director
Leon C. Kirschner

/s/ *                                       Director                                                    December 5, 2001
-----
L. Jack Bradt

/s/ *                                       Director                                                    December 5, 2001
-----
Steven Shulman


         *  By: William R. Johnson
                ------------------
                 Attorney-in-fact

Exhibit Index
-------------

    Exhibit          Description
----------------     ---------------------------------------------------------------------------------------------
        5.1          Opinion of Pepper Hamilton LLP regarding legality of securities being registered
      10.1*          Form of Registration Rights Agreement
    10.2(1)          Stock Purchase Agreement, dated as of August 6, 1999 among SI Handling Systems, Inc., Ermanco
                     Incorporated, and the Stockholders of Ermanco Incorporated
       23.1          Consent of KPMG LLP
       23.2          Consent of Pepper Hamilton LLP (included in its Opinion filed as Exhibit 5.1 hereto)
       23.3          Consent of Ernst & Young LLP
      24.1*          Powers of Attorney (included on signature page)

*      Previously filed

(1) Incorporated by reference to exhibits filed with the registrant's Quarterly Report on Form 10-Q for the Quarter Ended August 29, 1999.

                                                                     EXHIBIT 5.1
                                                                     -----------



                         [Letterhead of Pepper Hamilton]




                                                     December 5, 2001

Paragon Technologies, Inc.
600 Kuebler Road
PO Box 70
Easton, PA 18044-0070

                  Re:      Registration Statement on Form S-3
                           ----------------------------------

Ladies and Gentlemen:

                  We have acted as counsel to Paragon Technologies, Inc., a Pennsylvania corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), an aggregate of 741,681 shares of the Company's Common Stock, $1.00 par value (the "Common Stock"), consisting of 441,284 shares (the "Purchase Agreement Shares") which were issued in connection with a Stock Purchase Agreement (the "Purchase Agreement") among the Company, Ermanco Incorporated and the Stockholders of Ermanco Incorporated (the "Selling Shareholders"), 19,917 shares which were issued to the Selling Shareholders pursuant to the terms of Subordinated Promissory Notes (the "Interest Shares") and an additional 280,480 shares of Common Stock which may be issued to the Selling Shareholders in the future pursuant to the terms of Subordinated Promissory Notes (the "Future Shares" and, together with the Purchase Agreement Shares and the Interest Shares, the "Shares").

                  The opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                  We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-3 (the "Registration Statement"); (ii) the Purchase Agreement; (iii) the Subordinated Promissory Notes (iv) a registration rights agreement between the Company and each of the Selling Shareholders; (v) the Company's Certificate of Incorporation and Bylaws, as in effect on the date hereof; (vi) certain resolutions of the Board of Directors of the Company relating to, among other things, the issuance of the Shares; and (vii) such other documents relating to the Company and the proposed issuance of the Shares as we have deemed necessary or appropriate as a basis for the opinions set forth below.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

                  Members of our firm are admitted to the Bar of the Commonwealth of Pennsylvania, and we express no opinion as to the laws of any other jurisdiction other than the Federal laws of the United States of America.

                  Based upon and subject to the foregoing, we are of the opinion that the Purchase Agreement Shares and the Interest Shares have been duly and validly issued and are fully-paid and non-assessable by the

Company in accordance with the Pennsylvania Business Corporation Law and that the Future Shares, when issued and delivered in accordance with the terms of the Subordinated Promissory Notes, will be duly and validly issued, fully paid and nonassessable by the Company in accordance with the Pennsylvania Business Corporation Law.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus filed as part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                             Very truly yours,

                             /s/ Pepper Hamilton LLP

                             Pepper Hamilton LLP

                                                                    EXHIBIT 23.1
                                                                    ------------














The Board of Directors
Paragon Technologies, Inc.:



We consent to the use of our reports incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP

KPMG LLP







Philadelphia, Pennsylvania
December 3, 2001

                                                                    EXHIBIT 23.3
                                                                    ------------


The Board of Directors
Paragon Technologies, Inc.:


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 27, 1999, with respect to the financial statements of Ermanco Incorporated, included in Paragon Technologies, Inc. (formerly SI Handling Systems, Inc.) Current Reports on Form 8-K/A dated December 17, 1999 and December 14, 1999 incorporated by reference in the Registration Statement (Form S-3 No. 333-40834) and related Prospectus of Paragon Technologies, Inc. for the registration of 741,681 shares of its common stock.


/s/ Ernst & Young LLP




Grand Rapids, Michigan
December 4, 2001